Exhibit 10.12

*** Text Omitted and Filed Separately with the Securities and Exchange Commission

DISTRIBUTION AND LICENSE AGREEMENT

THIS AGREEMENT is made on 9 April, 2014 (the “Effective Date”), between:

Vyrix Pharmaceuticals, Inc. of 5445 DTC Parkway, Suite 925 Greenwood Village, CO 80111 USA (“Vyrix”)

ENDO VENTURES LIMITED, of No. 33 Fitzwilliam Square, Dublin 2, Ireland (“Endo”)

Background

A.	Vyrix is the registration, trademark holder and manufacturer of an orally disintegrating tablet containing 89 mg tramadol hydrochloride for treating premature ejaculation, known by Parties as the “Product”.

B.	The parties wish for Endo to commercialize the Product in the Territory (as defined below).

Agreed Terms:

INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, with respect to a party to this Agreement, any other entity that Controls, is Controlled by, or is under common Control with that party.

“Business Day” means a day on which Banks are open for general banking business in Greenwood Village, Colorado, USA and Dublin, Ireland, excluding Saturdays, Sundays and public holidays in either Colorado, USA or Dublin, Ireland.

“Calendar Year” shall mean any period of twelve consecutive calendar months commencing on January 1st and ending on December 31st.

“Control” means the power of a person to secure either by means of the holding of a majority (>50%) of shares, by contract, by reason of managerial powers or mandate or the possession of decisive voting power in or in relation to the company or corporation concerned or by virtue of any decisive powers conferred by the articles of association or constitution or other document regulating that company or that corporation that its affairs are conducted in accordance with the wishes of that person.

“Field” means the treatment of premature ejaculation.

“Force Majeure” means events or occurrences beyond the reasonable control of the party affected, the effects of which could not, by the exercise of reasonable diligence by that party, have been avoided and which affect the ability of that party to observe or perform its obligations under this Agreement, except for the failure or inability to pay any sum of money, such events including:

(a)	war, invasion, riot, civil or military disturbances or sabotage;

(b)	strikes, picketing or other labour disputes or disturbances or work to rule;

(c)	lightning, fire, flood or threat of floods, earthquake and vulcanic smoke, storm, cyclone or explosion;

(d)	outbreak of diseases and pandemia restricting normal commerce, travel and transport of freight;

(e)	governmental restrictions or other governmental actions or inactions (unless such restrictions, action or inactions arise out of the failure of the party affected to comply with any governmental requirements).

“Health Canada”, means the Canadian regulatory agency responsible for the evaluation and approval of pharmaceutical drugs for human use and having the authority to grant Marketing Authorization in Canada.

“Improvements”, in respect of the Product means any changes to the Product including, without limitation, in dosage strength, form, packaging or other advances in modifications or changes made by Vyrix to the Product to be used in the Field. For the avoidance of doubt, the Parties agree that “Improvements” does not include Vyrix’s proposed tramadol-sildenafil combination tablet.

“Intellectual Property Rights” means intellectual property rights of any nature whatsoever including such rights comprised in patents, copyright, designs, trade marks whether or not registered, trade secrets and know-how and in goodwill and reputation, and all other similar rights, whether existing at common law or conferred by statute, rights to apply for registration under law in respect of these or like rights and rights to protect trade secrets and know-how.

“Launch” and “Launch Date” shall mean the first commercial sale and the date of the first commercial sale of the Product to third party customers in the Territory by Endo or its Affiliates or licensees following the issuance of the Marketing Authorization, respectively.

“Long term Inability to Supply” means inability to supply at least seventy percent (70%) of the volumes of Product indicated in the purchase orders provided by and confirmed by Endo, that continues for more than one hundred and twenty (120) days, to start after the stipulated delivery date, defined in Section 6.5.

“Marketing Authorization” shall mean (i) with respect to Canada, the final regulatory approval granted by the regulatory authorities in the form of a notice of compliance issued to and in the name of Endo in respect of the Product on the basis of the New Drug Submission, authorizing Endo to lawfully market and sell the Product in Canada, and (ii) for all other countries in the Territory, final approval of a new drug application, health registration, marketing authorization application, common technical document, regulatory submission, notice of compliance or equivalent (but in no event to include any applicable pricing or reimbursement approval) necessary to authorize Endo to lawfully market and sell the Product.

“MCC” shall mean the Medicines Control Council of South Africa and/or any other regulatory authority in South Africa responsible for the evaluation and approval of pharmaceutical drugs for human use and having the authority to grant Marketing Authorization.

“Net Sales” means with respect to a Product, the gross amount invoiced for sales of any Product in the Territory in arm’s length sales by Endo (and its authorized affiliates and/or sublicensees) to Third Parties, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated to such Product: (i) credits, price adjustments or allowances for damaged products, returns or rejections of Product; (ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced); (iii) chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers; (iv) any invoiced freight, postage, shipping, insurance and other transportation charges; (v) sales, value-added (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale); (vi) stocking allowances; and (vii) any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with GAAP.

“Pack” shall mean commercial packaged Product in final, finished goods form, consisting of six (6) tablets in a printed foil blister tray, in a four (4) color box with a one (1) black & white package insert.

“Product” shall mean orally disintegrating tablets containing 89mg tramadol hydrochloride as the active ingredient, suitable for distribution in accordance with the Specifications listed under Schedule 1 of this Agreement and all Improvements thereto.

“Regulatory Approval” means, for each country, each considered separately, an authorisation from the relevant regulatory authority for the import, distribution, marketing and/or sale of the Product.

“Regulatory Approval Date” means the date that the relevant regulatory agencies in a given Country in the Territory granted Regulatory Approval to the Product.

“Royalties” shall have the meaning ascribed in Section 9.5 of this Agreement.

“Short Term Inability to Supply” means inability to supply at least seventy percent (70%) of the volumes of Product indicated in the purchase orders provided by and confirmed by Endo, that continues for more than thirty (30) days but less than one hundred and twenty (120) days, starting after the stipulated delivery date, defined in Section 6.5.

“Specifications” means the specifications for the Product as set forth in Schedule 1 attached to this Agreement.

“Sponsor” means the party holding the Regulatory Approval for the Product.

“Sublicense” has the meaning ascribed thereto in Section 3.3.

“Term” has the meaning ascribed thereto in Section 2.

“Territory” means Canada, the Republic of South Africa, Sub Saharan Africa, Colombia and Latin America, as described in Schedule 3 of this Agreement.

“Trade Marks” means the trade marks as listed in Schedule 2 of this Agreement.

“Transfer Price” has the meaning ascribed thereto in Section 9.1.

“Upfront Payment” has the meaning ascribed thereto in Section 9.3.

“Vyrix IP” means all Intellectual Property Rights that subsist in:

(a)	the Product, including methods and processes for its production and storage and its use in the life sciences;

(b)	Vyrix’s marketing and informational materials;

(c)	the Improvements;

(d)	the Vyrix Patents, the Vyrix Know-How and the Trade Marks;

(e)	the colour scheme and the art work on the Pack (if not designed by Endo);

and all other intellectual property rights that Vyrix owns.

“Vyrix Know-How” means Confidential Information relating to the manufacture and sale of the Product owned or Controlled by Vyrix.

“Vyrix Patents” means those patents in Vyrix’s name (or otherwise assigned to Vyrix) that claim the Product or an aspect of the process of making it and any other aspect of it, and all patents that derive priority from the same priority document and all other patents and patent applications in the same patent family, including all corresponding national phase filing, divisional application and continuations. These are listed in Schedule 2 of this Agreement.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words importing natural persons include corporations, firms, unincorporated associations, partnerships, trusts and any other entities or groups recognized by law;

(b)	reference to any legislation or to any provision of any legislation includes any amendment, modification, consolidation or re-enactment of, or any legislative provision substituted for, and all legislative and statutory instruments issued under, such legislation or such provision;

(c)	the words “written” and “in writing” include any means of visible reproduction of words in a tangible and permanently visible form;

(d)	reference to any party to this Agreement or any other agreement or document includes the party’s successors and permitted assigns;

(e)	reference to any document or agreement includes references to such document or agreement as novated, supplemented, varied or replaced from time to time except to the extent excluded by the terms of this agreement or that other document or agreement;

(f)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it;

(g)	where the day on, or by, which any thing is to be done is not a Business Day, that thing shall be done on, or by, the next following Business Day; and

(h)	the headings to sections, clauses or schedules are for ease of reference only and do not form part of this Agreement or affect its interpretation.

2.	TERM

This Agreement commences on the Effective Date and will, subject to the provisions for termination herein, expire on a country-by-country basis the later of (i) the expiration of market exclusivity for the Product in that country, or (ii) fifteen (15) years after the first commercial sale of the Product in that country. The term of this Agreement shall automatically continue after expiry hereof on a country-by-country basis for consecutive three (3) year periods, unless Vyrix delivers to Endo written notice of termination in respect of that country at least six (6) months prior to the end of that term.

3.	APPOINTMENT AND GRANT OF RIGHTS

3.1	Appointment. Vyrix appoints Endo as Vyrix’s exclusive distributor for marketing and selling the Product in the Territory and Endo accepts such appointment and agrees to use commercially reasonable efforts to market, distribute and sell the Product subject to the terms and conditions set out in this Agreement.

3.2	Grant of Rights – the Product. Subject to the terms and conditions in this Agreement, Vyrix grants to Endo an exclusive license to the Vyrix IP in the Territory, as per the stipulations made in Section 3.1, with the right to:

(a)	market, promote, import into the Territory, offer for sale and sell the Product for use in the Field;

(b)	use the Trade Marks and reproduce the Vyrix marketing materials in accordance with the provisions of Section 11;

(c)	design its own packaging for the Product, and market the Product under its own trademark or any other trademark in the Territory; and

(d)	use the Vyrix Know-How to exercise its rights and perform its obligations set out in this Agreement

(the “License”); and provided that Vyrix may continue to use the Vyrix IP in the Territory for any purpose other than marketing, distributing and selling the Product in the Territory.

The Right to Grant Sublicenses. Endo is entitled to grant sublicenses under the License that comply with Section 3.4 (“Sublicense”) to its Affiliates and third parties. When Endo wishes to enter into a Sublicense with a third party (but not an Affiliate), subject to written consent of Vyrix which shall not be unreasonably withheld, Endo shall deliver to Vyrix at least one (1) month’s advance written notice of its intention to enter into a Sublicense agreement, by which Endo shall inform Vyrix of all the principal terms of such agreement, including the identity of the proposed sublicensee. Endo does not need to notify Vyrix upon granting a sublicence to an Affiliate in the Territory.

3.3	The Content of Sublicenses. Endo is entitled to grant Sublicenses under the License, that in all material respects:

(a)	are in writing;

(b)	contain a scope of rights which are no greater than the scope of rights granted under Section 3.2; and

(c)	contain express provisions that: (i) require the sublicensee to comply with Section 5 (Marketing and Commercialization) and Section 11 (Intellectual Property), (ii) automatically terminate the Sublicense agreement upon termination of this Agreement.

3.4	Endo to Remain Liable. Endo shall be liable to Vyrix for its Sublicensees acts and omissions under each Sublicense agreement. If a Sublicensee makes a claim against Vyrix whether by way of damages, costs or expenses or otherwise, Endo agrees to be voluntarily joined as a party to such claim.

3.5	License Qualifications and Clarifications.

(a)	This Agreement shall not grant to Endo or to any Affiliate of Endo or to its Sublicensees any rights or licenses other than the rights and licenses expressly provided for in this Agreement.

(b)	Vyrix hereby represents that it owns the Vyrix IP and, Endo acknowledges that, subject to the express grant of the licenses hereunder to Endo, Vyrix has the right to use and otherwise exploit the Vyrix IP in the Field outside the Territory and outside the Field in the Territory.

(c)	For the avoidance of doubt, Vyrix shall be entitled to supply Product and enter into licences and other types of transaction for or related to the supply of Product:

(i)	to any third party outside the Territory for any use;

(ii)	to third parties in the Territory for non-commercial use in the Field, such as research partners.

(d)	Vyrix shall not use the Product Trade Mark in the Territory.

(e)	If Endo knows or reasonably suspects that any person outside the Territory has or will import the Product into the Territory, for use in the Field, Vyrix shall use commercially reasonable efforts to assist Endo to stop such unauthorized import and sale activities and to mitigate any losses suffered by Endo. Subject to Vyrix complying with such covenant, Vyrix shall not be liable to Endo if third parties import the Product into the Territory or offer the Product for sale in the Territory in the Field.

(f)	Endo will not at any time during the Term seek customers in any place which is outside the Territory.

(g)	Endo will not at any time during the Term, supply the Product to any person outside the Territory or for use outside the Field or within the Territory if Endo knows or has reason to believe that such person intends to resell or re-supply the Product outside the Territory. In the event that Endo becomes aware of any person selling the Product that has been supplied by Endo outside the Territory, Endo shall notify Vyrix in writing and shall take reasonable steps to prevent such re-sale.

3.6	Improvements. Vyrix grants Endo an exclusive license in the Territory for all Improvements to the Product.

3.7	Right of First Negotiation. Endo has the right of first negotiation to include Vyrix’s tramadol-sildenafil combination tablet (“Zertane-ED”) as an additional product under this Agreement, subject to separate economic considerations. Vyrix will notify Endo by registered mail or courier no less than six (6) months prior to the anticipated filing date for the regulatory dossier for Zertane-ED in the United States. During a period of ninety (90) days, the parties will negotiate in good faith an amendment to the Definitive Agreement, with respect to Zertane-ED. If the Parties are unable to agree on such amendment within the ninety (90) day period, starting from postdate of notice, Vyrix is free to solicit a third party for Zertane-ED and to sell and market such product in the Territory, unless both Parties agree on extending the negotiation period. For clarity, a New Product does not include Improvements to the Product, which are listed in the Improvements section of this Agreement.

The foregoing Section 3.7 shall not be construed to allow Endo to make use of Vyrix’s Know-How without prior written consent of Vyrix.

4.	PRODUCT REGISTRATION

4.1	Marketing Authorisation and Launch. Endo shall use commercially reasonable efforts to apply for Regulatory Approval, and launch the Product in the Territory. Endo shall solely bear all the costs and expenses of, and related to, preparing, filing and prosecuting such regulatory applications and maintaining the corresponding approvals.

4.2	Regulatory Approval. Endo shall be responsible for maintaining the Regulatory approval/license in Canada and all equivalent registrations in other countries in the Territory. Subject to the provisions for termination in Section 12, Endo shall retain ownership of the said approval/license and equivalent registrations.

4.3	Assistance. Within sixty (60) days of the Effective Date, Vyrix will deliver to Endo all data, records and reports (including pre-clinical and clinical reports) necessary for Endo to make a regulatory submission to Health Canada as well as all other regulatory filings required to commercialize the Product in the other countries in the Territory. In addition, Vyrix will provide Endo with all reasonable assistance during the Term, in support of Endo’s applications for Regulatory Approval for the Product in the Territory, including:

(a)	reasonable telephone and email communication;

(b)	modular based and sales focused comprehensive product training material;

(c)	additional information that may be requested by Health Canada (including, by way of example, stability information);

(d)	facilitating an inspection of Vyrix’s manufacturing facilities if required by regulatory authorities; and

(e)	making its personnel available by email and telephone as reasonably required.

The assistance to be provided by Vyrix under this Section 4.3 is in support of Endo’s performance of its obligations under Section 4.1 for which Endo shall retain primary responsibility.

5.	MARKETING AND COMMERCIALIZATION

5.1	Comply with Laws. Endo will be responsible for all the duties and responsibilities laid down for marketing authorization holders by the laws and regulations in the Territory, which shall be considered on a country by country basis. Endo shall be responsible for compliance with any and all applicable laws, rules and regulations of the Territory with respect to the marketing, distribution, promotion and sale of Product. Endo shall be responsible at its own cost and expense to obtain and maintain throughout the Term all import licenses, registrations, licenses, permits, and approvals that are necessary to carry out all such activities.

5.2	Diligence - General. Endo will use reasonable commercial efforts to promote, market and sell the Product in the Territory consistent with products of similar commercial value as determined by Endo. Endo shall also use reasonable commercial efforts to maintain a quantity of inventory for the Product necessary to meet Product demand in the Territory as determined by Endo from time to time.

5.3	Promote Reputation. Endo shall not knowingly: (i) disparage in any manner the Product, (ii) nor the Trade Marks, nor (iii) attempt to register or otherwise assert any rights in or to any Trade Marks.

5.4	Information Exchange. Each party shall communicate to the other information relevant to the distribution, marketing and sale of the Product in the Territory, including:

(a)	customer complaints in relation to the Product;

(b)	in the case of Endo:

(i)	any inquiries made by any person regarding sales or potential sales of the Product outside the Territory or outside the Field;

(ii)	monthly sales of Product in the Territory reported on an a quarterly basis; and

(iii)	stock levels at the end of the quarter.

(c)	scientific and other information that such party generates or of which it becomes aware;

(d)	facts or opinions likely to be relevant in relation to the marketing of the Product; and

(e)	Endo will notify Vyrix of any potential clinical collaborators or research endeavors related to the Product that they become aware of.

6.	ORDERING AND SUPPLY OF PRODUCT

6.1	Ordering. Endo shall order Product from Vyrix by delivering to Vyrix a written order that specifies:

(a)	the quantity of Product being ordered;

(b)	whether the Product is to be received in bulk tablet or as finished Pack format;

(c)	Endo’s requirements for the Pack labelling, which must comply with Sections 11.2 through 11.7; and

(d)	the port(s) of destination for delivery.

6.2	Forecasts. Three (3) months prior to the Launch Date reasonably expected by Endo in the Territory and within the first (1st) month of each Calendar Year thereafter, Endo shall provide to Vyrix a good faith forecast setting forth amounts of Product that Endo expects in good faith to order for the first twelve (12) calendar months following the expected Launch Date with respect to the first such forecast and for the twelve (12) calendar month period following the delivery of the forecast thereafter.

6.3	First Order. The first order placed by Endo shall have a lead time of four (4) months after approval of printing proofs.

6.4	Delivery. Subject to Endo being in compliance with its payment obligations under Section 9.7, Ethypharm shall deliver to Endo Product that Endo orders in accordance with Section 6.1. Delivery shall be Ex-works (Incoterms 2010) Ethypharm’s facility (Saint-Cloud, France) with the delivery designated for a port to be specified by Endo: (i) for Canada, the Port of Montreal, (ii) for Africa, in Durban (Kwazulu-Natal) and (iii) for Mexico, to be determined upon Endo placing the first order. Endo shall be responsible for and bear all freight, insurance and other shipping expenses and all applicable taxes or duties that may be assessed against the Product after delivery.

6.5	Time for Delivery. The time for delivery under Section 6.4 shall be the later of three (3) months after Vyrix’s receipt of Endo’s order or three (3) months after Endo’s approval of packaging artwork, except for the first order which is described in Section 6.3.

6.6	Change of Manufacturer. Provided it has no negative impact on the Regulatory Approval in the Territory, Vyrix has the right to subcontract manufacturing by providing Endo with no less than six (6) months advance notice of any change in manufacturer not listed in the regulatory dossier for the Product as of the Effective Date.

6.7	Title and Risk. Risk of loss for Product shall pass to Endo upon delivery under Section 6.4.

7.	DELAY AND FAILURE TO SUPPLY

7.1	Short Term Inability to Supply. Vyrix acknowledges that punctual delivery is key to successful execution of the Agreement and that it shall deliver the Product in a timely manner.

In the event that Vyrix experiences a Short Term Inability to Supply, for any reason other than as a result of Force Majeure, Vyrix shall rescind the requirements for payment of Royalties to Vyrix as listed in Section 9.5 for an equivalent period of time of any resulting direct loss of sales (by virtue of a product backorder). The foregoing shall be without prejudice to any other rights or remedies available to Endo under the Agreement and the applicable law.

7.2	Long Term Inability to Supply. In the event of any Long Term Inability to Supply the Product in the Territory, the parties agree to act in good faith and make all commercially reasonable efforts to find a mutually acceptable solution to the Long Term Inability to Supply.

In addition, in the event of (i) a Long Term Inability to Supply or (ii) the happening of any of the events set out in Sections 12.1(b) to 12.1(d) in respect of Vyrix, the following shall occur:

(a)	In the event that Vyrix experiences a Long Term Inability to Supply, for any reason other than as a result of Force Majeure, Vyrix shall rescind the requirements for payment of Royalties to Vyrix as listed in Section 9.5 for an equivalent period of time of any resulting direct loss of sales (by virtue of a product backorder). The foregoing shall be without prejudice to any other rights or remedies available to Endo under the Agreement and the applicable law.

(b)	Vyrix shall transfer/initiate production of the Product at a secondary manufacturer as specified in the Quality Agreement in order to manufacture and supply the Product for the Territory.

(c)	Any costs for the transfer and/or initiation of production at the referred to in Section 7.2 (b), to the extent required for the Territory, shall be borne by Vyrix.

(d)	The supply price for Product manufactured and supplied to Endo by the secondary manufacturer shall be the same or lower than the prices paid by Endo as per Section 9.1 of this Agreement.

(e)	The minimum order quantities shall be no larger than those set out in Section 9.1 of this Agreement, and may be smaller based on the batch size of the third party manufacturer, which shall be provided to Endo. In the case that batch sizes are larger than those listed in Section 9.1, Endo shall have the right to purchase a partial batch, with any additional costs due to this partial batch production to be borne by Vyrix.

7.3	No diversion of Product. In no event shall Vyrix ship Product originally destined to be shipped to Endo due to a valid purchase order placed by Endo to countries outside the Territory.

7.4

Multiple Inability to Supply issues. If Endo is faced with two (2) or more Short or Long Term Inability events in two (2) consecutive years that result in a direct loss of sales (by virtue of a product backorder), Vyrix will reduce Endo’s obligation to pay Vyrix Royalties as listed in Section 9.5 by fifty percent (50%) for a period of time equal to the longest period of product backorder during the previous two (2) years. This is in addition to any remedy owing to an

Inability to Supply issue as outlined in Sections 7.1 and 7.2. The reduction in Royalty payment described in this Section owing to multiple Inability to Supply issues will start no earlier than at the end of any other period of Royalty reduction outlined in Sections 7.1 and 7.2.

8.	TESTING AND INSPECTION

8.1	Sampling and Quality Control. Prior to each delivery of Product to Endo, Vyrix shall be responsible for all sampling and quality control testing of the Product in accordance with the methods of analysis set forth in the Specifications, required to determine whether the Product conforms to the Specifications.

8.2	Certificates. For each batch of Product to be delivered to Endo hereunder, Vyrix shall provide copies of the complete certificate of analysis and certificate of compliance at time of delivery, as well as copies of any other documents required by any governmental authority.

8.3	Defective Product. Endo will inspect the Product delivered for damages of the outer packaging material identifiable by means of a sight test (“Apparent Defects”), shortages in order quantity, or failure in any material way to comply with the Warranty set forth in Section 13.1 and will notify Vyrix of any Apparent Defects, shortage, or failure with respect to Section 13.1 within thirty (30) days of receipt by Endo. Endo will notify Vyrix of any hidden or latent defects (i.e. defects other than Apparent Defects), of which it becomes aware, within thirty (30) days following discovery of the defect. Within the above-mentioned time-frames Endo is entitled to reject the defective Product or the batch containing defective Product. In the event of a Product rejection, the parties shall immediately endeavor to agree whether or not the delivery in question is defective. If the parties fail to agree, the matter shall be determined by an independent expert or laboratory and the decision of the independent expert shall be final and binding on the parties. The independent expert shall act as an expert and not as an arbitrator and its fees shall be borne by Vyrix if it is determined that defects exist and by Endo if it is determined that no defects exist. In order to avoid further delays, Endo shall be entitled to request that Vyrix supplies a supplementary delivery of the same kind and amount of Product (“Supplementary Delivery”) as soon as reasonably possible (at Endo´s sole discretion and cost by airfreight), but in no event later than within one (1) month following notification by Endo to Vyrix of the nature of the defect in the Product, and Vyrix shall comply with such request. The results obtained by such independent expert or laboratory shall be binding upon the parties, and the costs of such analyses shall be borne by the party whose test results are not upheld by such independent laboratory testing.

8.4	If Vyrix agrees or the independent expert finds that any delivery of the Product is defective, then Vyrix shall promptly replace the delivery in question (and in no event any later than within one (1) month) by airfreight or the fastest possible means of transport under the circumstances, at no additional cost to Endo. If Endo requested a Supplementary Delivery in accordance with the foregoing paragraph, such Supplementary Delivery shall be considered to be a replacement delivery in accordance with the foregoing sentence. All costs and expenses incurred by Endo in connection with Defective delivery (including, without limitation, the cost of the Supplementary Delivery, and return or disposal of the defective Product) shall be borne by Vyrix. Vyrix shall promptly inform Endo whether the Defective delivery shall be disposed of or returned to Vyrix.

8.5	If a delivery of the Product is found by the independent expert not to be defective, Endo shall pay for such delivery in accordance with the payment provisions contained in this Agreement. If Endo requested a Supplementary Delivery in accordance with this Section 8, such Supplementary Delivery must be paid for by Endo separately.

8.6

Recall. In the event that Endo is required by Health Canada or any regulatory authority in the Territory to recall a Product or in the event either party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, the party notified of such recall or similar action, or the party that desires such recall or similar action, shall within twenty-four (24) hours, advise the other party thereof by telephone or facsimile (with written confirmation notice to follow). Endo, in consultation with Vyrix, shall decide whether to conduct any recall in the Territory, although Endo shall have final decision-making authority on whether to conduct such recall (except in the case of a government mandated recall, in which case either party may act without such advance notice but, shall notify the other party as soon as possible) and the manner in which any such recall shall be conducted; provided however that Endo shall initiate a recall upon Vyrix’s request in the event that Vyrix reasonably believes that such a recall is required due to non-compliance with applicable laws and regulations in the

Territory. Vyrix will make available to Endo, upon request, all of Vyrix’s pertinent disclosable records that Endo may reasonably request to assist Endo in effecting any recall. If such a recall arises as a result of an act of omission,an infringement or a misrepresentation in Endo’s storage, handling, promotion, advertising or distribution of the Product, Endo shall bear the costs and expenses of the recall for the Territory. In all circumstances due to any act or omission on behalf of Vyrix, Vyrix shall bear all the costs and expenses associated with such a recall.

9.	PRICES AND PAYMENTS

9.1	Transfer Price. The price payable by Endo for Product (the “Transfer Price”) shall not exceed the prices set forth below:

(a)	Batch size of approximately […***…] tablets: Not to exceed USD$ […***…]/tablet (bulk packaged).

(b)	Batch size of approximately […***…] tablets: Not to exceed USD$ […***…]/tablet (bulk packaged).

(c)	Batch size of approximately […***…] tablets: Not to exceed USD$ […***…]/tablet (bulk packaged).

The above pricing shall be reflective of the pricing provided to Vyrix by Ethypharm, with no additional mark-up on pricing by Vyrix except for any necessary taxes costs to be billed as incurred.

9.2	Price Adjustments. Vyrix shall not increase the prices in Section 9.1 for a period of two (2) years following the Launch Date of the Product provided that Vyrix is not losing money either directly or as a result of currency exchange. At any time after the second (2nd) anniversary of the Launch Date of the Product in each country in the Territory, Vyrix shall be entitled to increase the prices specified in Section 9.1, but not more than once per Calendar Year. Vyrix shall consult with Endo in relation to the reasons for its intended price increase and deliver to Endo at least six (6) months advance written notice of a proposed increase in price and demonstrate based on reasonable documentary evidence that the proposed price increase corresponds exclusively to an increase in the prices of Ethypharm’s raw materials, production and manufacturing processes. If the prices of Ethypharms’s raw materials, production and manufacturing processes decrease by more than five percent (5%), Vyrix shall pass on those price decreases to Endo.

9.3	Upfront Payments.

Upon signing of this Agreement, within five (5) Business Days Endo will pay via wire to Vyrix two hundred and fifty-thousand US Dollars ($USD 250,000).

9.4	Milestone Payments.

(a)	Upon regulatory approval of the Product in Canada, within five (5) Business Days Endo will pay via wire to Vyrix […***…].

(b)	Upon regulatory approval of the Product in the Republic of South Africa, within five (5) Business Days Endo will pay via wire to Vyrix […***…].

(c)	If Net Sales of the Product in any Calendar Year exceed […***…] (the “First Net Sales Threshold”), Endo shall pay Vyrix […***…]. This Milestone Payment shall only be due once, if at all, and shall be due and payable sixty (60) days following the end of the applicable Calendar Year in which the First Net Sales Threshold is achieved.

(d)	If Net Sales of the Product in any Calendar Year exceed […***…] (the “Second Net Sales Threshold”), Endo shall pay Vyrix […***…]. This Milestone Payment shall only be due once, if at all, and shall be due and payable sixty (60) days following the end of the applicable Calendar Year in which the Second Net Sales Threshold is achieved.

(e)	If Net Sales of the Product in any Calendar Year exceed […***…] (the “Third Net Sales Threshold”), Endo shall pay Vyrix […***…]. This Milestone Payment shall only be due once, if at all, and shall be due and payable sixty (60) days following the end of the applicable Calendar Year in which the Third Net Sales Threshold is achieved.

(f)	If Net Sales of the Product in any Calendar Year exceed […***…] (the “Fourth Net Sales Threshold”), Endo shall pay Vyrix […***…]. This Milestone Payment shall only be due once, if at all, and shall be due and payable sixty (60) days following the end of the applicable Calendar Year in which the Fourth Net Sales Threshold is achieved.

(g)	If Net Sales of the Product in any Calendar Year exceed […***…] (the “Fifth Net Sales Threshold”), Endo shall pay Vyrix […***…]. This Milestone Payment shall only be due once, if at all, and shall be due and payable sixty (60) days following the end of the applicable Calendar Year in which the Fifth Net Sales Threshold is achieved.

(h)	If Net Sales of the Product in any Calendar Year exceed […***…] (the “Sixth Net Sales Threshold”), Endo shall pay Vyrix […***…]. This Milestone Payment shall only be due once, if at all, and shall be due and payable sixty (60) days following the end of the applicable Calendar Year in which the Sixth Net Sales Threshold is achieved.

For the avoidance of doubt, the Net Sales Thresholds are cumulative, meaning that (a) should they all be achieved Endo shall owe Vyrix a total aggregate amount of (and never exceeding) three million and twenty five thousand US dollars ($USD 3,025,000), and (b) such First, Second, Third, Fourth, Fifth, Sixth, and Seventh Net Sales Thresholds may be achieved in one or more Calendar Years as applicable.

9.5	Royalties. Commencing with the calendar quarter in which Launch of the Product is made in the Territory, Endo shall pay Vyrix a non-creditable, non-refundable Royalty, in immediately available funds, in an amount equal to one of the following (the “Royalties”):

(a)	[…***…] percent ([…***…]%) of Net Sales in any Calendar Year should the Net Sales in that Calendar Year be less than or equal to […***…] or;

(b)	[…***…] percent ([…***…]%) of Net Sales should the Net Sales in that Calendar Year exceed […***…].

No later than forty-five (45) days after the end of each calendar quarter, Endo shall report to Vyrix the Net Sales of the Product sold by Endo in the Territory and the Royalties due to Vyrix for such period. The payment by Endo to Vyrix shall be made within sixty (60) days after the end of each calendar quarter, subject to a true-up within sixty (60) days of the end of the Calendar Year should Net Sales cross the […***…] threshold.

9.6	Royalty Term. Endo shall pay to Vyrix the Royalties described in Section 9.8 above on a country-by-country basis in the Territory until the later of (i) the expiration of market exclusivity for the Product in that country, or (ii) fifteen (15) years after the Launch of the Product in that country.

9.7	Payment. All amounts due to Vyrix shall be payable within thirty (30) days of receipt of an invoice from Vyrix, with the exception of Royalty payments to be paid as per Section 9.5 of this Agreement.

9.8	Manner of Payment. All payments to Vyrix under this Agreement shall be made in United States Dollars by way of wire transfer to Vyrix’s nominated bank account.

9.9	Withholding Tax. If Endo is required by the applicable laws of any jurisdiction to deduct or withhold from any payment to Vyrix any taxes or charges which may be levied against Vyrix, Endo shall deduct or withhold such taxes or charges in accordance with such applicable laws, and shall forthwith provide to Vyrix the reasons therefore. Endo shall promptly furnish Vyrix with copies of any tax certificate or other documentation evidencing such withholding.

9.10	Currency Conversion. Payments under this Agreement based on sales amounts in a currency other than Canadian dollars shall first be calculated in the foreign currency and then the payment owing shall be converted to Canadian dollars on the basis of the exchange rate in effect for the purchase of Canadian dollars with such foreign currency quoted by the Bank of Canada on the date that the payment is made.

10.	RECORDS AND INSPECTION

10.1	Endo to Report. Within forty-five (45) days of each calendar quarter during the Term, Endo shall deliver to Vyrix a written report of all the Net Sales of Product recorded by it and by its Affiliates, as well as the stock level at the end of the quarter, on a country by country basis during the calendar quarter preceding the date of the report.

10.2	Vyrix’s Right to Inspect Records. Endo must maintain the records described in Section 10.1 for a minimum of three (3) years and make them available for inspection by Vyrix’s accountants or auditors upon reasonable written request from Vyrix. Vyrix acknowledges that all records are Confidential Information of Endo and that it shall be entitled to inspect those records once every twenty four (24) months. Vyrix must pay the costs associated with the audit; provided that if any such audit shows that payments to Vyrix have been understated by five percent (5%) or more, the cost of such audit shall be borne by Endo.

11.	INTELLECTUAL PROPERTY

11.1	Ownership. Endo acknowledges and agrees that, as between the parties, Vyrix owns all of the Vyrix IP and that Vyrix shall retain ownership of all the Vyrix IP.

11.2	Use of the Trade Marks. Endo agrees that each Pack of Product shall bear the following language, and that Endo shall not market, promote, offer for sale or sell the Product without each Pack bearing the following language: “Licensed from Vyrix Pharmaceuticals, Inc.”

11.3	Pack Modifications. Subject to Endo complying with Sections 11.1, 11.2 and 11.4, Endo may modify the Pack, with Endo assuming such costs.

11.4	Quality Standards. Vyrix shall be entitled to prescribe from time to time such reasonable standards of manufacture, quality and performance as appear to Vyrix to be necessary to ensure the maintenance of the good quality and reputation of the Product and Endo shall use reasonable efforts to observe each and every one of the said quality standards provided they do not impact the Regulatory Approval in the Territory. Endo shall not market, promote nor sell Product which does not comply with the said quality standards without Vyrix’s informed prior written consent.

11.5	Maintenance of Trade Marks and Domain Name. Vyrix shall, at its expense, take all such steps as Vyrix deems reasonably required to maintain the validity and enforceability of the Trade Marks in the Territory during the Term, including paying on or before the due date all registration and renewal fees.

11.6	Infringement of Rights. Endo shall promptly report to Vyrix any suspected infringement in the Territory of the Vyrix IP by third parties which it suspects or of which it becomes aware. Endo may take action in respect of such infringement except if such action involves a counterclaim against the validity or existence of any Vyrix IP or IP licensed to Vyrix for the Product, in which case Vyrix shall assume the care and conduct of such proceedings. Endo shall provide to Vyrix with all reasonable assistance in support of actions or suits that Vyrix initiates, including in the case of trade mark proceedings, with evidence of use. Any damages and costs recovered shall be split between Vyrix and Endo on a 50/50 basis after first deducting all costs for such proceedings borne by Endo.

11.7	Vyrix’s Representations. Vyrix warrants that:

(a)	at the Effective Date, Vyrix owns or has been assigned the Vyrix IP;

(b)	to the best of its knowledge, the use of the Trade Marks and the exploitation of the Vyrix IP does not infringe the rights of any third party;

(c)	Vyrix has not misappropriated and is not aware of any misappropriation of any trade secrets of any third parties relating to the Product or the Vyrix IP;

(d)	Vyrix has not granted to any other third party any right or licence to market, distribute or sell the Product in the Territory which right is still in force and effect on the Effective Date;

(e)	Vyrix and/or its Affiliates is/are direct and exclusive owner(s) of all Vyrix IP as of the Effective Date, and do not license the Vyrix IP from any other party;

(f)	All Product manufactured and delivered to Endo shall comply in all material respects with all GMPs, Specifications and other regulations as required by Health Canada, MCC or other regulatory authorities in the Terrritory;

(g)	All Product supplied by Vyrix to Endo hereunder shall, as of the time that such Product is delivered to Endo, have a minimum shelf life (at the time of delivery to the carrier’s vehicle by Vyrix for shipment at the shipping point pursuant to Section 6.4) of the greater of (i) twenty (20) months, and (ii) four (4) months less than the shelf life set forth in the Regulatory Approval;

(h)	As of the date hereof and during the immediately preceding five (5) year period, there have not been any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any government authority or other third party threatened, commenced or pending against Vyrix and Vyrix has not received any notice of intellectual property infringement with respect to, the Product or the Vyrix IP, including Vyrix’s right to manufacture, use, sell or license the Product.

Either party shall inform the other party in writing without delay if any notice from a third party should be received by such party during the Term claiming such infringement, violation or misappropriation.

11.8	No Challenge by Endo. Endo shall not directly or indirectly challenge the validity or ownership of the Vyrix IP or challenge that the use of the Vyrix IP by Endo during the Term is only on behalf of Vyrix as a licensee under its control. Endo shall not knowingly do, or authorize any third party to do, any act, which would or might invalidate or infringe any Intellectual Property of Vyrix and shall not knowingly omit or authorize any third party to omit to do any act which, by its omission, would have that effect.

12.	TERMINATION

12.1	Termination by either Party. Either party may terminate this Agreement with immediate effect by written notice to such effect to the other party upon the happening of any of the following events:

(a)	if the other party commits any material breach of the provisions contained in this Agreement and does not remedy the breach within sixty (60) days after receipt of written notice requiring it to do so and provided that if the breaching party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured same by the sixtieth (60th) day, such period shall be extended by a further period of up to an additional thirty (30) days to permit the breach to be cured;

(b)	a petition or other application being presented or resolution being passed for the winding up, liquidation or dissolution of the other party or notice of intention to propose such a resolution being given or the entry of the other party into a scheme of arrangement or compromise with any of its creditors;

(c)	the appointment of an administrator or a receiver or receiver and manager or official manager or agent of a secured creditor to any of the other party’s property;

(d)	the other party ceasing to carry on business or stopping or wrongfully suspending payment to any of its creditors or stating its intention so to do.

(e)	Either Party can remove a country from the Territory in the Definitive Agreement in the instance that the health authorities in the specified country in the Territory has refused regulatory approval (or equivalent in the country in the Territory) of the Product.

(f)	Vyrix has the right to (partially) terminate the Definitive Agreement with respect to Canada, South Africa, or Mexco in the event that Endo has not applied for regulatory approvals to distribute the Product in such jurisdiction prior to the first (1st) anniversary of the Effective Date, assuming sufficiency of the existing regulatory dossier unless Endo requires additional documentation and/or data from Vyrix for the filing.

(g)	Vyrix has the right to terminate this Agreement entirely or partially with respect to a Country as determined by Vyrix for convenience without fault of Endo at any time following the fourth (4th) anniversary of the Effective Date by giving Endo not less than sixty (60) Calendar Days prior written notice. In such event, Vyrix shall be obliged to pay the greater of (a) all sales and marketing costs incurred by Endo as of the Effective Date, or (b) two (2) times Endo’s Net Sales of the Product in the Country of termination in the preceeding twelve (12) month period, provided that all outstanding sales (including orders received, but not yet processed or shipped) and backorders are included in the calculation of Net Sales.

(h)	In case of termination, Endo shall notify the health authorities in the specific country(ies) in the Territory if applicable.

(i)	On the earlier of expiry or termination of the Agreement in relation to the Territory, Endo shall transfer to Vyrix ownership of the regulatory dossier(s) in the Territory and provide to Vyrix details of the amount of Product in Endo’s possession.

12.2	Right of (Partial) Termination by either Party for lack of Regulatory Approval. Either Party can partially terminate the Agreement with a respect to a country from the Territory where the competent regulatory authority has refused Regulatory Approval (or equivalent in the country in the Territory) of the Product.

12.3	Non-renewal by Vyrix. Should Vyrix elect not to renew the Agreement, Vyrix shall provide six (6) months written notice prior to the end of the current term of such intention.

12.4	Right of Termination by Endo. Endo may terminate the Agreement at any time, giving Vyrix not less than six (6) months written notice.

12.5	Consequences of (Partial) Termination. On the earlier of expiry or termination of this Agreement in relation to the entire Territory or partially, on a country by country basis as the case may be:

(a)	Endo’s rights and licenses under Section 3 shall expire and cease being of force or effect and Endo shall not promote or market the Product, except as provided under Section 12.7;

(b)	Endo shall transfer to Vyrix or any party it designates the Regulatory Approval for the Production the Territory;

(c)	Endo shall provide to Vyrix details of the amount of Product in Endo’s possession.

12.6	Termination by Endo due to Inability to Supply. Endo may terminate this Agreement with immediate effect by written notice to such effect to Vyrix should there be a Long Term Inability to Supply that persists for six (6) months after the scheduled delivery of the goods as described in 6.5.

12.7	Sell-Off Period. Notwithstanding any termination of the Agreement (in whole or in respect of a particular country), Endo shall be entitled to continue to enjoy its rights and licenses and be entitled to continue to sell existing inventory of the Product in the relevant country or countries for a further period of nine (9) months.

12.8	Stock Purchase. Subject to Section 12.4, Vyrix shall be entitled, at its option, exercisable by written notice to Endo within a period of thirty (30) days following the date of termination or expiration of this Agreement, to repurchase from Endo any unsold Product. The repurchase price shall be the same price at which Vyrix originally sold such Product to Endo provided that Vyrix is responsible for arranging, and for the cost of, transport and insurance arising from the repurchase.

12.9	Survival. Expiry or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including the payment obligation specified in Section 9.9. Without limiting the foregoing, Sections 3.3 and 3.4 and Sections 7 through 18 (both inclusive), shall survive the termination or expiry of this Agreement.

13.	WARRANTIES, INDEMNITIES AND LIMITATION OF LIABILITY

13.1	Product Warranty. Vyrix warrants to Endo that:

(a)	Vyrix shall maintain in effect all required approvals regarding the Product and the manufacturing facility and, as the case may be, ensure that at all times such approvals remain valid with respect to any additional manufacturing facility, including without limitation in both cases, the maintenance of GMPs with respect thereto. Vyrix shall manufacture, test, store and ship the Product in accordance with (i) the Specifications, (ii) applicable law, including GMPs, and (iii) required approvals in France or the country in which the manufacturing site resides;

(b)	the Product delivered to Endo hereunder shall conform, in all material respects, to the Specifications; and

(c)	Endo’s remedy under the warranty under this Section 13.1 is for Vyrix to replace any Product found to be defective during the warranty period and returned to Vyrix in accordance with Section 8, except in the case of bodily injury or death, in which case such remedies shall not be exhaustive and shall be subject to Section 13.4. Except for the warranty provided in this Section 13.1 and Section 11, Vyrix makes no other warranties, whether express or implied, regarding the Product.

13.2	Qualifications. The warranty set out in Section 13.1 does not apply to any Product that (i) has had any identification markings removed or rendered illegible, or (ii) has been damaged by transportation, storage or maintenance after delivery to Endo under temperature and other conditions that are contrary to Vyrix’s specifications, or (iii) has been the subject of misuse, accident or neglect, or from any other cause beyond Vyrix’s reasonable control after the delivery of Product in accordance with Section 6.4, or (iv) has been used in a manner not in accordance with the instructions supplied by Vyrix or in a manner other than for which it was intended as indicated in the Product label claims.

13.3	Endo’s Indemnity. Endo shall indemnify, defend, and hold harmless Vyrix and its officers, directors, employees, Affiliates, and agents and their respective successors, heirs and assigns (the “Vyrix Indemnitees”), against any and all liability, damage, loss and expense, including reasonable attorneys’ fees and expenses of litigation, incurred by or imposed upon any of the Vyrix Indemnitees in connection with any claims, suits, actions, demands or judgments

(the “Endo Indemnifying Claims”) arising out of any theory of liability, including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis, concerning Endo’s or its Affiliates’, distributors’, agents’ or licensees’ exploitation or sale of the Product and/or the manufacture of Product, the marketing, offering for sale and sale, use and/or promotion, importation and export of the Product, except to the extent that any Endo Indemnifying Claims are the result of Vyrix’s breach of Section 11.7 or Vyrix’s failure to comply with its obligations hereunder, gross negligence or wilful misconduct.

13.4	Vyrix’s Indemnity. Subject to the terms of this Agreement, Vyrix shall indemnify, defend, and hold harmless Endo and its officers, directors, employees, Affiliates, and agents and their respective successors, heirs and assigns (the “Endo Indemnitees”), against any and all liability, damage, loss and expense, including reasonable attorneys’ fees and expenses of litigation, incurred by or imposed upon any of the Endo Indemnitees in connection with any claims, suits, actions, demands or judgments (the “Vyrix Indemnifying Claims”) arising out of any theory of liability, including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis, concerning

(a)	Vyrix’s breach of the Section 11.1 warranty;

(b)	Vyrix’s breach of the Section 13 warranty;

(c)	Vyrix’s breach of any of its representations or warranties of this Agreement, or breach of any other provision of this Agreement by Vyrix;

(d)	any claim that the exercise by Endo of its rights under this Agreement relating (directly or indirectly) to Vyrix IP infringes the intellectual property of the other person; and

(e)	any claim that the use of the Product in conformity with the applicable marketing authorization has caused damage or loss to any person,

except to the extent that any Vyrix Indemnifying Claims are the result of Endo’s failure to comply its obligations hereunder or its gross negligence or wilful misconduct.

13.5	Notice. If a party receives notice of any Vyrix Indemnifying Claim or if Vyrix receives notice of any Endo Indemnifying Claim (each, an “Indemnifying Party”), the other party (the “Indemnitee”) shall, as promptly as is reasonably possible, give the Indemnifying Party notice thereof; provided, however, that failure to give such notice promptly shall only relieve the Indemnifying Party of any indemnification obligation hereunder to the extent such failure diminishes the ability of the Indemnifying Party to respond to or to defend the Indemnitee against such indemnifying claim of the Indemnifying Party. The parties shall consult and cooperate with each other regarding the response to and the defense of any such indemnifying claim and the Indemnifying Party shall assume the defense or represent the interests of the Indemnitee in respect of such indemnifying claim of the Indemnifying Party, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defence at its own cost and expense.

13.6	Settlements. Neither party may settle a claim or action related to its indemnity obligations hereunder without the consent of the Indemnitee, if such settlement would impose any monetary obligation on the Indemnitee or require the Indemnitee to submit to an injunction or otherwise limit the Indemnitee, its Affiliates, employees, agents, officers or directors; provided that this restriction shall not apply to any settlement by Vyrix of litigation relating to the Vyrix IP.

13.7	Limitation of Liability. Subject only to Sections 7.1 and 7.2, neither party shall have any liability to the other party or its Affiliates for any loss of profits, direct, special, indirect, consequential, exemplary, punitive or incidental damages arising out of or relating to this Agreement however caused and on any theory of liability (including negligence), whether or not a party has been advised of the possibility of such damages.

13.8	Endo Insurance. Endo shall be responsible at its own cost to effect and maintain throughout the Term comprehensive and product liability insurance policy that a reasonable and prudent person engaged in the relevant industry would effect and maintain, and including without limitation contractual liability coverage for Endo’s indemnification obligations hereunder. Such insurance policy shall be insurance cover of not less than CAD$5,000,000. Endo shall deliver to Vyrix a copy thereof at Vyrix’s request.

13.9	Vyrix Insurance. Vyrix either directly or via its parent company Ampio Pharmaceuticals now has in effect and shall maintain in good standing throughout the Term, comprehensive civil and product liability insurance with a single limit of USD$ 5,000,000 per loss and per insurance year aggregated, during the Term, from a reputable and financially secure insurance carrier, to cover any physical or material damage injury to third parties arising under or related to Vyrix’s performance of its obligations under this Agreement.

14.	CONFIDENTIALITY

14.1	Confidential Information. “Confidential Information” means any scientific, technical, trade or business information or material related to a party’s (the “Discloser”) technology or business that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and is disclosed to the other party or to that other party’s Affiliates (collectively, the “Recipient”) in connection with this Agreement. Without limiting the foregoing, a party’s Confidential Information includes information in which such party owns the intellectual property rights and interests in accordance with the terms herein. Confidential Information does not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information of Discloser as can be demonstrated by Recipient; or (iv) Recipient rightfully obtains from a third party (except such third parties who act for or on behalf of the Discloser) who has the unrestricted right to transfer or disclose it.

14.2	Non-Disclosure. Except as specifically authorized in this Agreement or as has otherwise been specifically authorized by Discloser in writing, Recipient shall not directly or indirectly reproduce, use, distribute, disclose or otherwise disseminate the Discloser’s Confidential Information. If required by law, the Recipient may disclose the Discloser’s Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that: (i) such disclosure is subject to all applicable governmental or judicial protection available for like information; (ii) reasonable advance notice is given to the Discloser; and (iii) the Discloser is provided with a reasonable opportunity to avail itself of legal process to prevent or minimize such disclosure.

14.3	Return of Information. Upon expiry or termination of this Agreement, or upon request by Discloser, Recipient shall promptly deliver to Discloser or at Recipient’s option destroy all Confidential Information of Discloser and all embodiments and/or copies thereof then in its custody, control or possession and shall deliver within one (1) month after such expiration or termination or request a written statement to Discloser certifying such action.

14.4	Disclosure to Employees and Consultants. Recipient agrees that access to Confidential Information will be limited to those employees and other authorized representatives and consultants of Recipient who (i) need to know such Confidential Information in order to conduct their work in connection with the terms of this Agreement, and (ii) have signed agreements with Recipient obligating them to maintain the confidentiality of Confidential Information disclosed to them and to take all reasonably necessary steps to ensure that the terms of this Agreement are not violated by them.

14.5	Press Releases and Other Disclosures. Neither party shall publish any information or make public disclosure of the terms of this Agreement without the consent of the other party, such consent not to be unreasonably withheld (with failure to respond to any request for consent beyond one (1) week from the request to be deemed consent). Notwithstanding the foregoing, a party may disclose the terms of, or activities under, this Agreement:

(a)	to the extent required by law or regulation or court order, or by the rules of any stock exchange on which the stock or shares of the party are listed; and

(b)	in confidence to its professional advisors, and its existing or potential investors, acquirers or merger partners.

The parties agree that press releases relating to this Agreement shall be made upon the Effective Date by each of them.

15.	PHARMACOVIGILANCE

15.1	Appropriate Reporting of Adverse Events. The parties agree that appropriate reporting of adverse events and other safety data relating to the Product is critical. Specific details regarding the management of information of adverse events, medical inquiries and Product complaints related to the use of the Product in the Territory and outside will be set out in a separate document, to be agreed to by the parties at least three (3) months before the first scheduled launch date in the Territory. The Pharmacovigilance and product labelling representatives of each party will work in good faith together to develop a document that identifies and/or provides:

(a)	which safety information will be exchanged;

(b)	when such information will be exchanged;

(c)	Endo will have regulatory reporting responsibilities;

(d)	Endo will manage the safety database for the Territory only;

(e)	Endo will be obligated to obtain follow-up information on incomplete safety reports for the Territory only;

(f)	that Endo will review the literature for safety report information for the Territory only;

(g)	that Endo will prepare required periodic safety updates for the Territory only; and

(h)	the identification of any other details required to appropriately manage safety information for the Product.

15.2	Quality and Pharmacovigilance Agreements. Within ninety (90) days after Regulatory Approval in Canada, the parties will begin to negotiate in good faith a mutually acceptable quality agreement and pharmacovigilance agreement with respect to the Product including the matters set forth in Section 15.1 above.

16.	DISPUTE RESOLUTION

16.1	Conditions Prior to Litigation A party must not start arbitration or court proceedings (except proceedings seeking interlocutory relief) in respect of a Dispute unless it has complied with this clause.

16.2	Dispute. For the purpose of this Section 16, “Dispute” means any dispute or material difference arising out of or in connection with this Agreement, between the parties.

16.3	No Court Proceedings. No party may commence or initiate any court proceedings (except applications for urgent interim injunctive relief) until the procedures set out below have been followed.

16.4	Notice of Dispute. A party that considers a Dispute has arisen or exists shall be entitled to send written notice to the other party involved in the Dispute (the “Dispute Notice”) setting out a full description of the matters in dispute.

16.5	Dispute Resolution. Any Dispute between the parties shall be brought to the attention of the managing directors (or equivalent of each party) who shall attempt in good faith to achieve a resolution. If any Dispute is not resolved by the parties’ managing directors (or their designees, as the case may be) within four (4) weeks after such dispute is referred to them, then either party shall have the right to refer such dispute to mediation, provided that in the case of a dispute which primarily relates to the ownership or infringement of intellectual rights or issues relating to the supply of the Product by Vyrix, the parties shall be entitled to commence litigation in a court of competent jurisdiction after the expiry of such four (4) weeks.

16.6	Mediation. A Dispute which is not resolved in accordance with Section 16.5 shall be submitted by the parties to non-binding mediation following a process to be agreed upon by the parties.

16.7	Failure of Mediation. If the parties do not resolve the Dispute by mediation within a period of ninety (90) days after the case has been referred to mediation either party may enter the dispute in any court having jurisdiction.

16.8	Costs. The expenses of mediation and/or litigation shall be borne by the parties in such proportion as determined by the mediator or otherwise in such proportion to which each party is defeated or prevails in litigation.

16.9	If a party does not comply with any provision of Sections 16.1 to 16.6, the other party involved in the Dispute will not be bound by Sections 16.1 to 16.6.

17.	FORCE MAJEURE

17.1	Failure Due to Force Majeure. Notwithstanding anything to the contrary in this Agreement, no party is responsible or liable to the other party for, nor will this Agreement be terminated (except as provided under Section 17.5) as a result of that first mentioned party’s failure to perform any of its obligations hereunder, with the exception of payment of monies due and owing, if such failure results from Force Majeure.

17.2	Exceptions. A party is not entitled to the benefit of the provisions of Section 17.1 under any of the following circumstances:

(a)	to the extent that the failure was caused by the contributory negligence of that party;

(b)	to the extent that the failure was caused by that party having failed to take reasonable steps to remedy the condition and to resume the performance of such obligations as soon as practicable;

(c)	unless as soon as possible after the occurrence relied upon or as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect that party’s ability to observe and perform its obligations contained in this Agreement that party has given to the other party written notice that the former party is unable by reason of Force Majeure (the nature of which must be specified therein) to perform the particular obligations.

17.3	Avoidance of Force Majeure. The party claiming Force Majeure shall use reasonable efforts to avoid or remove any such causes and resume performance under this Agreement as soon as feasible whenever such cause is removed, provided however that the foregoing is not to be construed to require a party to settle any labour dispute or to commence, continue or settle any litigation.

17.4	Notice of Force Majeure. The party claiming Force Majeure shall likewise give notice as soon as possible after the Force Majeure condition has been remedied or ceased to exist to the effect that the same has been remedied and that the party has resumed or is then in a position to resume the performance of such obligations.

17.5	Termination for Force Majeure. If the cause of the delay continues for a period of more than ninety (90) days the party not claiming Force Majeure may terminate this Agreement by written notice to the other party without penalty.

18.	GENERAL

18.1	Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing (by registered mail or facsimile or e-mail message) and addressed to such other party at its address indicated above, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee. If to Endo, a copy should be sent to:

ENDO VENTURES LIMITED.

No. 33 Fitzwilliam Square

Dublin 2

Ireland

If to Vyrix, a copy should be sent to:

Vyrix Pharmaceuticals, Inc.

5445 DTC Parkway

Suite 925

Greenwood Village, CO 80111

18.2	Waiver. A waiver by any party of any breach or a failure to enforce or to insist upon the observance of a condition of this Agreement will not be a waiver of any other or of any subsequent breach. No waiver under this agreement will be binding unless in writing and signed by the parties giving the waiver.

18.3	Severance. If any part of this Agreement is invalid, unenforceable, illegal, void or voidable for any reason, this Agreement will be construed and be binding on the parties as if the invalid, unenforceable, illegal, void or voidable part had been deleted from this Agreement or read down to the extent necessary to overcome the difficulty.

18.4	Successors and Assigns. This Agreement will be binding on and continue for the benefit of each party, its successors and permitted assigns.

18.5	Further Assurances. The parties will do everything reasonably necessary to give effect to this Agreement and to the transactions contemplated by it and will use all reasonable endeavours to cause relevant third parties to do likewise.

18.6	Assignment. Neither party may assign any of its rights or obligations under this Agreement without first obtaining the other party’s advance written consent to such effect, except that either party may do so as part of a corporate restructure and either Party may assign this Agreement to an Affiliate, in either case without having to obtain the other party’s advance written consent.

18.7	Continuing Obligations. The expiration or termination of this Agreement does not operate to terminate any of the continuing obligations under this Agreement and they will remain in full force and effect and binding on the party concerned.

18.8	Variation. No variation of this Agreement (other than a waiver which is governed by Section 18.2) will be binding on the parties unless in writing and signed by all parties.

18.9	Applicable Law. This Agreement is governed by and construed in accordance with the laws of the Courts of New York State, USA.

18.10	No Agency. Nothing contained in this Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between the parties. Neither party shall at any time enter into, incur or hold itself out to third parties as having authority to enter into, or incur, any commitment, expense or liability on behalf of the other party. All contracts, undertakings, expenses and liabilities undertaken or incurred by one party in the performance of this Agreement shall be undertaken or incurred exclusively by that party and not as an agent or representative of the other party.

18.11	Costs. Each party shall pay their own legal, accounting and other costs in relation to the negotiation, preparation, execution and implementation of this Agreement.

18.12	Entire Agreement. This Agreement (including the schedules) constitutes the entire agreement and basis of the transaction between the parties in relation to its subject matter and supersedes all other communications, negotiations, arrangements and agreements between Vyrix and Endo, whether oral or in writing including, as from the Effective Date in relation to the subject matter of this Agreement, the confidentiality agreement dated 24 July 2013 between Vyrix and Endo (which confidentiality agreement remains in full force and effect in relation to any other subject matter covered by this confidentiality agreement and in relation to any breach of that confidentiality agreement in relation to the subject matter of this Agreement occurring on or prior to the Effective Date).

AND THE PARTIES HAVE SIGNED:

VYRIX PHARMACEUTICALS, INC.		ENDO VENTURES LIMITED

By:	/s/ Jarrett T. Disbrow	By:	/s/ Blaine T. Davis
Name: Title:	Jarrett T. Disbrow President & CEO	Name: Title:	Blaine T. Davis President

By:
Name: Title:

Schedule 1

To the Distribution and License Agreement between Vyrix and Endo

Product Specifications

Release Specifications for Tramadol 89 mg Drug Product

(Australia – Commercial Product)

Test	Method		Specification
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[…***…]	[	…***…]	[	…***…]
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[…***…]	[	…***…]	[	…***…]
[…***…]	[	…***…]	[	…***…]
[…***…]	[	…***…]	[	…***…]
[…***…]

Schedule 2

To the Distribution and License Agreement between Vyrix and Endo

Intellectual Property

Licensed Patents

Country	Title	Patent #	Issue Date
Canada	Use of Tramadol to Delay Ejaculation	2,440,920	1/24/2012
Mexico	Method of Delaying Ejaculation	244522	3/28/2007
South Africa	Method of Delaying Ejaculation	2003/08067	3/30/2005

Licensed Trademarks

ZERTANE

Schedule 3

Definition of Sub Saharan Africa and Latin America

Sub Saharan Africa shall mean the following countries: Angola, Botswana, Cameroon, DR Congo, Gabon, Kenya, Lesotto, Madagascar, Malawi, Mozambique, Mierz, Nigeria, Swaziland, Uganda, Zimbabwe, Tanzania

Latin America shall mean the following countries: Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Costa Rica, Curacao, Dominica, Dominican Republic, El Salvador, Grenada, Guadeloupe, Guatemala, Haiti, Honduras, Jamaica, Martinique, Mexico, Monserrat, Nicaragua, Panama, Saint Lucia, Saint Vincent and the Grenadines, Trinidad & Tobago, Turks & Caicos.